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                                                                    Exhibit 16.1

                        [Arthur Andersen LLP Letterhead]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

June 4, 2002


Dear Sir/Madam:

     We have read paragraph two and items (1) and (2) of paragraph three of
Item 4 included in the Form 8-K dated June 4, 2002, of Standard Pacific Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

Arthur Andersen LLP

cc:    Mr. Andrew H. Parnes, Standard Pacific Corp.